Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2019, relating to the consolidated financial statements of Tilray, Inc. and its subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
December 18, 2019